Exhibit 10.15

Zuora, Inc.
101 Redwood Shores Parkway
Redwood City, California 94065

January 11, 2021
Dear Brent:
This letter agreement (this “Agreement”) is made and entered into as of January 11, 2021 and confirms the terms of the agreement we have reached with you with respect to your departure and transition from Zuora, Inc. (“Zuora” or the “Company”).

1.Separation. You have provided notice to Zuora of your resignation as Zuora’s Senior Vice President, Technology effective on May 19, 2021 (the “Separation Date”). Until your Separation Date, you will continue to be paid your current base salary and be eligible to participate in all Zuora-sponsored health and benefit plans. You will be eligible to receive the bonus payout for the quarter ending January 31, 2021 under Zuora’s Cash Incentive Plan (including any true-up or true-down payment under such plan for the fiscal year ending January 31, 2021), subject to taxes and withholdings. Notwithstanding the above, you acknowledge that you will not be eligible to receive a bonus payout under Zuora’s Cash Incentive Plan for any future period, including any period in Zuora’s fiscal year ending January 31, 2022.
2.Consulting Services. At the end of the Separation Date, you will cease being an employee of Zuora. If you sign this Agreement and on the Separation Date you sign a second release of all claims in substantially the form attached as Exhibit A hereto that will be provided to you by Zuora on or prior to the Separation date, then from May 20, 2021 through November 19, 2021 (the “Consulting Period”), Zuora agrees to retain you as a consultant of Zuora and you agree that during the Consulting Period you will provide advisory and transition services to Zuora. Assignment of these services shall be at the direction of Zuora’s Chief Executive Officer and such employees as he may designate from time to time. During the Consulting Period:
(a)Zuora will pay you a consulting fee of $250 per hour for your services rendered during the Consulting Period. You agree to provide Zuora with an invoice (submitted to ZEO Success at mary.hartman@zuora.com) by the 15th day of each month indicating the number or hours/days worked in the prior calendar month. You will be reimbursed by Zuora for all ordinary and reasonable direct expenses which you may incur in connection with this project, including travel expenses. You are solely responsible for providing, at your expense, those ordinary and necessary general and administrative resources needed for performance of the consulting services such as a cell phone or any related costs for internet service or telephone communication (although Zuora may provide a computer to you as may be appropriate for purposes of performing the consulting services). Such general and administrative expenses are not eligible for reimbursement.
(b)Your status and relationship with Zuora shall be that of an independent contractor and consultant. You will receive an IRS form 1099 for the consulting fees paid by Zuora under this Agreement. You will be responsible for payment of federal, state and local taxes, contributions required under Social Security and any other taxes imposed with respect to your receipt of fees for your consulting services under this Agreement.

(c)You will not be eligible to participate in any Zuora-sponsored compensation, welfare or employee benefits, or bonus or cash incentive plans.

(d)Any inventions, improvements, concepts, or ideas made or conceived by you in connection with and during the performance of the consulting services under this Agreement shall be considered the sole and exclusive property of Zuora. Any work performed by you under this Agreement during the Consulting Period shall be considered a Work Made for Hire as that phrase is defined by the United States Copyright laws and shall be owned by and for the express benefit of Zuora. In the event it should be established that such work does not qualify as a Work Made for Hire, you agree to and do hereby assign to Zuora all of your right, title and interest in such work product including, but not limited to, all copyrights, patents, trademarks and other proprietary rights. Both during the Consulting Period and thereafter, you agree to fully cooperate with Zuora in the protection and enforcement of any intellectual property rights that may derive as a result of the services performed by you during the Consulting Period. This shall include executing, acknowledging and delivering to Zuora all documents or papers which may be necessary to enable Zuora to publish or protect said inventions, improvements, and ideas.

3.Equity Awards. Treatment of your unvested restricted share awards will be in accordance with the provisions of Zuora’s applicable equity incentive plan under which they were granted and the corresponding grant agreements (the “Equity Agreements”); provided, however, you understand and agree that notwithstanding anything to the contrary in the Equity Agreements, all of the restricted shares on which the restrictions have not lapsed and all unvested equity as of the Separation Date will be forfeited as of that date. You acknowledge and agree that you have no rights in or with respect to Zuora’s stock other than as described in this Paragraph 3. Stock options you hold that are vested as of the Separation Date are exercisable with respect to the vested shares at any time until three months after the end of the Consulting Period (i.e. until February 19, 2022). Except as expressly set forth in this Paragraph 3, all of the terms set forth in the Equity Agreements will remain in full force and effect.
4.Return of Company Property. You agree that on or before the Separation Date, you will return all Zuora assets including (without limitation) phones, keys, credit cards, card key passes and any other property that you received in connection with your employment including copies of documents that belong to Zuora and files stored on your computer(s) that contain information belonging to Zuora. With respect to any computer that may be provided to you for purposes of performing the consulting services, you agree to return such computer upon Zuora’s request (but not later than the end of the Consulting Period (i.e. November 19, 2021).
5.General Release of all Claims. In consideration for Zuora agreeing to retain you as a consultant during the Consulting Period as described in Paragraph 2 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against Zuora or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with Zuora or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination, retaliation or harassment based on sex, age, race, national origin, disability or any other basis under the Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release covers only those claims that arose prior to the execution of this Agreement and only those claims that may be waived by applicable law. Execution of this Agreement does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement and does not waive any claims for alleged work-related injuries that you have filed with Zuora’s workers’ compensation insurance company.
6.Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
7.Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

8.Legal Proceedings. You agree that you will cooperate fully with Zuora, regarding existing and future legal or administrative proceedings or asserted claims relating to events which occurred during your employment in which Zuora is a party, and as to which you might in

Zuora’s view have personal knowledge, including without limitation the execution of affidavits or other documents providing information requested by Zuora.

9.Nondisclosure, Assignment and Non-Solicitation Agreement. You agree that at all times during and after your employment with Zuora, you were and shall remain bound by the Employee Nondisclosure, Assignment and Non-Solicitation Agreement dated September 8, 2015 between you and Zuora (the “Nondisclosure Agreement”).

10.Confidential and Proprietary Information. Without in any way limiting your general legal obligation to maintain the confidentiality of Zuora confidential and proprietary information, as a condition of receiving any of the benefits and payments provided by this Agreement, you agree to keep all confidential and proprietary information of Zuora, its subsidiaries and affiliated companies, including joint venture partners, strictly confidential, and not to disclose any such confidential or proprietary information to any other person except to the extent that disclosure is required by law, court order, or governmental inquiry. For purposes of this paragraph, confidential and proprietary information includes, but is not limited to, any non-public trade secret or commercially sensitive or valuable information concerning the business affairs, customers, technologies, and personnel of Zuora and any of its affiliated entities, and includes among other information:

•information that is related to any programs or procurements in which you have been involved or about which you have obtained information during your employment at Zuora;
•information concerning Zuora’s customers, clients, or prospects, and their products, processes and policies;
•information concerning the management, policies, strategies, product development plans and finances of Zuora; and
•information regarding the officers and employees of Zuora.
You hereby agree to return to Zuora all Zuora confidential and proprietary information and property, whether located in files, memoranda, documents, or on computers, laptops, phones, removable media or other portable storage devices, and that you will not misappropriate, upload or download, transfer to any third party, or otherwise share or distribute Zuora confidential or proprietary data. You may retain your rolodex and a copy of your electronic address book to the extent they only contain contact information.
11.Insider Information. During your employment with Zuora, you have been treated as an “insider” for securities law purposes. Please review your obligations regarding your treatment of insider information, and remember that any financial plan, program, estimate, financial performance data or matter not readily available to the general public shall be maintained in strict confidence and may not be disclosed or discussed publicly. Remember that you remain subject to Zuora’s Insider Trading Policy through the end of the Consulting Period.

12.Governing Law and Arbitration. This Agreement shall be governed by and construed and enforced in accordance with the laws of California (other than their choice-of law provisions). Any dispute arising under this Agreement shall be settled exclusively through arbitration in San Mateo County, California. Such arbitration shall be conducted in accordance with the rules of the American Arbitration Association before a single arbitrator. The decision of the arbitrator shall be final and binding on both parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.

13.Entire Agreement. Except as expressly provided in this Agreement, this Agreement renders null and void and completely supersedes any prior written, oral or other agreements or representation between you and Zuora (including the Change in Control and Severance Agreement between you and Zuora dated May 15, 2017) and this Agreement constitutes the entire agreement between you and Zuora regarding the subject matter of this Agreement. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made in connection with your decision to sign this Agreement except for those set forth in this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of Zuora.

14.Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

15.Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile or electronic copy will have the same force and effect as execution of an original, and a facsimile or electronic signature will be deemed an original and valid signature.

[Signature page follows]

Please indicate your agreement with the above terms by signing below.

Very truly yours,
ZUORA, INC.
By: /s/ Laura Robblee
Laura Robblee
Senior Vice President, ZEO Success
I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Brent R. Cromley, Jr.
Brent R. Cromley, Jr.

Dated: January 11, 2021

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